UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                      October 27, 2005  (October 21, 2005)

O’Sullivan Industries Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-28493	43-1659062
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Mansell Court East, Suite 100, Roswell, Georgia		30076
(Address of principal executive offices)		(ZIP Code)

Registrant's telephone number, including area code (678) 939-0800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement and

Item 2.03                Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
                                Arranagement of a Registrant.

                On October 25, 2005, O’Sullivan Industries, Holdings, Inc. and its subsidiaries O’Sullivan Industries, Inc., O’Sullivan Industries - Virginia, Inc. and O’Sullivan Furniture Factory Outlet, Inc. announced that the U.S. Bankruptcy Court for the Northern District of Georgia entered an interim order granting O’Sullivan authorization to draw on a new $35 million debtor-in-possession credit agreement provided by The CIT Group/Business Credit, Inc. and other lenders. O’Sullivan has used the new facility to pay off its pre-petition credit agreement; the DIP credit agreement will also support ongoing operations.

                The DIP credit agreement, dated as of October 21, 2005, provides for borrowings of up to $35 million, including a revolving facility of up to $30 million and a term facility of $5 million. Borrowings under the revolving facility are subject to a borrowing base. The agreement has a sublimit of $20 million for letters of credit, of which we were using $15.1 million as of October 25, 2005. The interest rate on loans under the DIP credit agreement is, at our option, a LIBOR rate plus 4.00% or an index rate plus 2.00%. After March 31, 2006, the margin will fluctuate based on our average borrowing availability under the DIP credit agreement. The DIP credit agreement contains minimum EBITDA and gross sales covenants, as well as limits on capital expenditures. The fee for letters of credit is the LIBOR margin less 25 basis points. A fee of 0.5% is paid on the unused commitment under the credit agreement. We can borrow under the DIP credit agreement until the earlier of October 20, 2006 or our emergence from bankruptcy, subject to the terms and conditions of the DIP credit agreement.

                Under the DIP credit agreement and the interim order of the bankruptcy court authorizing O’Sullivan to borrow thereunder, the lenders under the credit agreement are secured by “superpriority” liens and security interests in substantially all of O’Sullivan’s property (with certain limitations).

                In connection with the execution and delivery of the DIP credit agreement, we have agreed to enter into lockbox agreements with the agent and certain banks. Under the terms of the lockbox agreements, the agent will have control over the bank accounts and the cash deposited therein.

Item 1.02                Termination of a Material Definitive Agreement.

                In connection with the execution of the DIP credit agreement described above, we terminated our pre-petition credit agreement dated as of September 29, 2003 with another lender. We have paid the principal and interest due under the credit agreement to the other lender. The lender under the pre-petition credit agreement has received $500,000 to be held as an indemnification fund pursuant to the interim order of the bankruptcy court.

Item 8.01                Other Matters.

                On October 25, 2005, O’Sullivan Industries Holdings, Inc. issued a press release announcing that the bankruptcy court had entered an interim order granting authorization for O’Sullivan to draw on a $35 million debtor-in-possession credit agreement provided by The CIT Group/Business Credit, Inc. and other lenders. A copy of the press release is attached hereto as Exhibit 99.

Item 9.01                Financial Statements and Exhibits.

Exhibit 10	Post-Petition Credit and Security Agreement dated as of October 21, 2005 by and among O’Sullivan Industries, Inc., O’Sullivan Funiture Factory Outlet, Inc., O’Sullivan Industries - Virginia, Inc. and O’Sullivan Industries Holdings, Inc., as Borrowers, and The CIT Group/Business Credit, Inc., as Agent, L/C Issuer and a Lender and the other financial institutions party thereto, as Lenders.

Exhibit 99	Press release dated October 25, 2005

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O’SULLIVAN INDUSTRIES HOLDINGS, INC.

Date: October 27, 2005	/s/ Rick A. Walters
Rick A. Walters Executive Vice President and Chief Financial Officer